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Exhibit 99(a)

ITEM 6.  SELECTED FINANCIAL DATA

Alliant Energy Corporation

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Financial Information                                                  2002 (1)      2001 (1)    2000 (1)      1999 (2)     1998 (3)
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                                                                               (dollars in thousands, except per share data)
Income Statement Data:
   Operating revenues                                                 $2,438,342   $2,569,505   $2,270,975   $2,048,158  $2,053,318
   Income from continuing operations                                      87,456      128,159      330,915      154,334      95,437
   Income from discontinued operations, net of tax                        19,425       57,071       51,039       42,247       1,238
   Income before cumulative effect of changes in accounting
      principle, net of tax                                              106,881      185,230      381,954      196,581      96,675
   Cumulative effect of changes in accounting principle, net of tax           --      (12,868)      16,708        --          --
   Net income                                                            106,881      172,362      398,662      196,581      96,675
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Common Stock Data:
   Earnings per average common share (diluted):
        Income from continuing operations                                  $0.97        $1.59        $4.18        $1.98       $1.24
        Income from discontinued operations                                $0.21        $0.71        $0.64        $0.53       $0.02
        Cumulative effect of changes in accounting principle                  --       ($0.16)       $0.21          --          --
        Net income                                                         $1.18        $2.14        $5.03        $2.51       $1.26
   Common shares outstanding at year-end (000s)                           92,304       89,682       79,010       78,984      77,630
   Dividends declared per common share                                     $2.00        $2.00        $2.00        $2.00       $2.00
   Market value per share at year-end                                     $16.55       $30.36       $31.88       $27.50      $32.25
   Book value per share at year-end (4)                                   $19.89       $21.39       $25.79       $27.29      $20.69
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Other Selected Financial Data:
   Construction and acquisition expenditures                            $656,752     $712,991     $845,454     $418,371    $313,033
   Total assets at year-end (4)                                       $7,001,395   $6,237,925   $6,733,766   $6,075,683  $4,959,337
   Long-term obligations, net                                         $2,784,216   $2,586,044   $2,128,496   $1,660,558  $1,713,649
   Times interest earned before income taxes (5)                           1.73X        2.01X        4.35X        3.05X       2.40X
   Capitalization ratios:
        Common equity (4)                                                    39%          43%          50%          57%         49%
        Preferred stock                                                       5%           3%           3%           3%          4%
        Long-term debt, excluding current portion                            56%          54%          47%          40%         47%
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             Total                                                          100%         100%         100%         100%        100%
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(1)  Refer to "MD&A - Alliant Energy Results of Operations" for a discussion of the 2002, 2001 and 2000 results of operations.
(2)  Includes $25 million ($0.32 per diluted share) of net income from gains on sales of McLeod stock.
(3)  Results reflect the recording of $54 million of pre-tax merger-related charges.
(4)  Alliant Energy adjusts the carrying value of its investments in McLeod to its estimated fair value, pursuant to the applicable accounting rules.  At
     December 31, 2002, 2001, 2000, 1999 and 1998, the carrying amount reflected an unrealized gain (loss) of approximately $1 million, ($13) million, $543 million, $1.1 billion and $291 million, respectively, with a net of tax increase (decrease) to common equity of $0.4 million, ($9) million, $317 million, $640 million and $170 million, respectively.
(5)  Represents income from continuing operations before income taxes plus preferred dividend requirements of subsidiaries plus interest expense divided by interest expense.



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